Exhibit 10.1

November 21, 2024

Michael McMurray, CFO

Via email

Re: Retirement and Transition Agreement

Dear Michael,

This letter agreement (this “Agreement”) sets forth our mutual understanding regarding your retirement from your position as Chief Financial Officer (“CFO”) of LyondellBasell Industries N.V. (the “Company”) and its subsidiaries and the transition of your responsibilities.

1. Retirement Date and Transition Period

Your retirement will be effective as of March 1, 2026 (the “Retirement Date”). Until the Retirement Date, you will continue to perform your duties and responsibilities to the Company as follows:

a)	From the date hereof through February 28, 2025, you will serve as Executive Vice President and Chief Financial Officer;

b)	From March 1, 2025 until your Retirement Date (the “Transition Period”), you agree to assist in the transition of your duties to your successor and to provide such services as may be reasonably requested by the Company and as an advisor to the CEO to ensure a smooth transition.

2. Compensation and Benefits

a)	Salary: Your base salary will continue to be subject to annual review by the Board of Directors of the Company during the period you serve as Chief Financial Officer. During the Transition Period, you will continue to receive your current base salary through the Retirement Date.

b)	Incentive Compensation: You will continue to be eligible to participate in the Company’s incentive programs, subject to the terms and conditions thereof.

a.	Short-Term Incentive Plan. Your STI Plan target opportunity will remain at 95% of your annual base salary. Payout remains dependent upon the achievement of performance objectives as determined by the Board. Payout for your 2026 STI (payable in 2027) will be calculated as if you have reached “Retirement” under the STI Plan and will be pro rata as provided in Section 7 thereof.

b.	Long-Term Incentive Plan. All outstanding equity awards will be treated in accordance with the terms of the LTI Plan and your award agreements, provided however, that all of your outstanding options (to the extent not exercised on the Retirement Date), will be exercisable for a period until the earlier of (i) the original termination (expiration) date or (ii) five years from the Retirement Date.

Your LTI Plan target opportunity will remain at 400% of your annual salary in 2025. In addition, your 2025 LTI award agreements will contain the same definition of “Retirement” as your 2024 award agreements. No LTI awards will be granted in 2026.

c.	Benefits: You will continue to participate in the Company’s employee benefit plans and programs generally available to the Company’s senior executives, subject to the terms and conditions of such plans.

3. Release of Claims

In exchange for the benefits provided under this Agreement, you agree to release and discharge the Company from any and all claims, liabilities, and causes of action arising out of or related to your employment with the Company

4. Confidentiality and Non-Compete

You agree to maintain the confidentiality of all proprietary information of the Company and to comply with any non-compete and non-solicitation obligations as set forth in your existing agreements with the Company and/or its subsidiaries.

5. Miscellaneous

a)	Governing Law: This Agreement shall be governed by the laws of the state of Texas, without regard to conflict of law principles.

b)	Entire Agreement: This Agreement constitutes the entire agreement between you and the Company regarding your retirement and supersedes any prior agreements or understandings.

Please indicate your acceptance of the terms of this Agreement by signing below and returning a copy to me.

Sincerely,

/s/ Trisha Conley
Trisha Conley, Executive Vice President, People & Culture
LyondellBasell Industries N.V.

Acceptance of Offer

I have read and understood, and I accept all the terms of this letter agreement.

Michael C. McMurray

Signed:	/s/ Michael C. McMurray	Date:	November 21, 2024